SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Report):  January 6, 2005 (January 4, 2005)

Heritage Property Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31297	04-3474810
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Dartmouth Street Boston, Massachusetts		02116
(Address of principal executive offices)		(Zip Code)

(617) 247-2200

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On December 22, 2004, Heritage Property Investment Trust, Inc. (the “Company”) completed the acquisition of The Market of Wolf Creek, a 470,000 square foot shopping center located in Memphis, Tennessee, of which the Company acquired approximately 300,000 square feet.  The Company acquired The Market of Wolf Creek pursuant to the terms of a Purchase and Sale Agreement, dated as of September 29, 2004 (the “Purchase and Sale Agreement”).  The Purchase and Sale Agreement was subject to various conditions precedent including the completion by the Company of its due diligence investigation.

The purchase price for The Market of Wolf Creek was $44.0 million, with $2.5 million subject to satisfaction of future conditions.  The Company funded the purchase price through a combination of borrowings under its line of credit and the assumption of mortgage indebtedness.  The Purchase and Sale Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01               Other Events.

On January 4, 2005, the Company issued a press release announcing its acquisition, disposition and joint venture activity completed during the quarter ended December 31, 2004, including its acquisition of The Market of Wolf Creek.  The text of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

 Item 9.01.             Financial Statements and Exhibits.

 (c) Exhibits.

99.1         Purchase and Sale Agreement, dated as of September 29, 2004, with respect to the purchase by Heritage Property Investment Trust, Inc. of The Market of Wolf Creek.

99.2         Press release dated January 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE PROPERTY
INVESTMENT TRUST, INC.

/s/Thomas C. Prendergast
Thomas C. Prendergast
Chairman, President and Chief Executive
Officer

/s/David G. Gaw
David G. Gaw
Senior Vice President, Chief Financial
Officer and Treasurer

Dated: January 6, 2005